Exhibit 10.2

GE Energy	Mario Gomez-Blanco Project Manager

January 23, 2009

Empresa Electrica Nuevu Esperanza S.R.L.

Av. Victor A. Belaunde N° 147 Int

703 Edificio Real 6 San Isidro

Lima, Peru

Attention: Edward J. Gilliard; BPZ Resources; Houston. TX

SUBJECT:	Empresa Electrica Nueva Esperanza–Caleta Cruz Contract
Notice: Requirements for Suspension of Contract CMS 705100, CF20304

Dear Mr. Gilliard

In connection with the above-referenced contract, based on recent discussions between us concerning the extended time-line for BPZ’s power project in Peru, and BPZ’s desire accordingly to defer certain payment obligations for a period of time, we have expressed our willingness to accommodate BPZ as set forth in this letter.

The purpose of this letter is to serve notice that GE agrees to extend the deadline to pay Milestone Payment 4 in the amount of $3,431,000 USD no later than February 25, 2009 in exchange for maintaining contract suspension until November 15, 2009. Once Buyer decides to bring the contract out of suspension, it will immediately provide satisfactory evidence that payment security has been established and new delivery dates, pricing and payment schedule will be agreed upon by both parties in the form of a Change Order, all payments made up to that date will be applied to the new price.

For purposes of this amendment agreement, the term “Suspension Period” means the period from and including December 15, 2008 until November 15, 2009. Provided that Empresa Electrica Nueva Esperanza pays Milestone Payment 4 by February 25, 2009, no failure on the part of either party to perform any of its obligations under the above referenced contract or to work on the Project (as defined in the contract) during the Suspension Period shall give rise to any breach or default by such party or to any right on the part of the other party to terminate the contract.

Outstanding invoice for Milestone Payment 5 in the amount of $3,508,142.86 shall be paid in full no later than November 16, 2009. Failure to make payment in full for this invoice shall result in immediate contract termination with no cure period or time to correct breach.

Sincerely,		Acknowledge and agreed
Empresa Electrica
Nueva Esperanza S.R.L.
By:

/s/ Mario Gomez-Blanco	/s/ Pedro Weiss Barker	/s/ Rafael Zoeger
Mario Gomez-Blanco	Pedro Weiss Barker	Printed Name:	Rafael Zoeger
Project Manager Americas	National Executive	Title:	General Manager
GE Package Power, Inc.	GE International, Inc.	Date:	23 January 2009
Sucursal de Peru

GE Packaged Power, Inc.	T	(281) 864-6137
16415 Jacintoport Blvd	M	(713) 302-4084
Houston, Texas	E	Mario.Gomez-Blanco@ge.com
USA